Exhibit 10.23

SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

I.	DIRECTOR COMPENSATION

In 2007, Austin A. Adams, Edward A. Kangas and Leo J. Pound each received an annual director fee of $100,000, payable in quarterly installments, plus reimbursement of expenses incurred in attending Board and committee meetings. In addition, Mr. Kangas received an annual fee of $50,000 for his services as Lead Director and Mr. Pound received an annual fee of $25,000 for his services as Chairman of the audit committee. In 2007, we paid $15,097 for premiums for coverage for Mr. Pound and his family under our health insurance plan. In addition, on February 2, 2007, Messrs. Adams, Kangas and Pound were each granted 2,772.70005 restricted shares of our Class A common stock. These restricted shares vest annually in 25 percent increments, beginning on the first anniversary of the date of grant.

II.	EXECUTIVE COMPENSATION

The compensation paid to our executive officers consists of the following elements:

•	base salary;

•	performance-based cash bonuses;

•	equity compensation;

•	severance benefits, death benefits and right to participate in a nonqualified deferred compensation plan;

•	other benefits, such as the use of an automobile and, in the case of Michael J. Barrist, the personal use of an airplane; and

•	benefits that are generally available to all full-time employees of NCO, such as participation in group medical, disability and life insurance plans and a 401(k) plan.

Each of the executive officers has an employment agreement with NCO pursuant to which such officer is paid the minimum base annual compensation set forth in the agreement subject to such increases as may be approved by NCO’s Compensation Committee. At a minimum, such base salaries are to be adjusted each year in accordance with changes in the Consumer Price Index for the Philadelphia area.

NCO has a management incentive program for its executive officers, which is not set forth in a written agreement. Each year the Board or the Compensation Committee sets goals, including targets for earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the executive officers as a group. The participants have the potential to earn a cash bonus up to a maximum based on a percentage of each eligible participant’s base salary, ranging from 75 percent to 100 percent depending on their position (“Bonus Percentage”), which is stipulated in each executive officer’s respective employment agreement.

In 2006, NCO adopted the Restricted Share Plan which authorizes grants of restricted shares of NCO’s Class A common stock to its officers and key employees. On August 10, 2007, each of Messrs. Schwab, Gindin, Leckerman and Winokur were awarded 4,443.05152, 4,443.05152, 5,668.72091 and 3,971.64022 restricted shares of Class A common stock, respectively. The shares of restricted stock granted under the Restricted Share Plan vest annually in 25 percent increments upon each anniversary of the date of grant, each, referred to as an annual vesting date, provided that the recipient remains employed by us. In addition, if a recipient’s employment is terminated by us without Cause (as defined in the Restricted Share Plan) or if a recipient terminates his employment with us for Good Reason (as defined in the Restricted Share Plan) within three months immediately preceding an annual vesting date, such award will immediately vest with respect to the 25 percent of the then unvested shares that would have vested had such recipient remained employed through the annual vesting date. In addition, each restricted share award will immediately vest in full in the event a Change in Control or Public Offering (each as defined in the Restricted Share Plan) occurs. In the future, the Compensation Committee, on a discretionary basis, may elect to award NCO’s executive officers restricted stock under the Restricted Share Plan, although there is no obligation for NCO to do so and NCO does not expect any such awards to be material.

Each executive officer’s employment agreement contains termination provisions that provide each respective executive officer with severance payments if their respective employment is terminated in specified circumstances. NCO has an Executive Salary Continuation Plan that provides beneficiaries of designated participants with a salary continuation benefit in the event of the participant’s death while employed by NCO. NCO provides its executive officers the use of an automobile leased by us at prices ranging from $970 to $2,200 per month or a monthly cash allowance for an equivalent amount. Mr. Barrist’s compensation also includes the use by Mr. Barrist of an aggregate of 150 hours on an airplane that is partly owned by NCO for both business and personal use, as determined by Mr. Barrist in his discretion.

The following table sets forth the current base salaries and Bonus Percentage of NCO’s CEO and each of the executive officers who were named in the 2007 Summary Compensation Table in NCO’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Named Executive Officers”). The salaries set forth below reflect the CPI adjustment required under the employment agreements that were made effective as of January 1, 2008.

Name and Position	Salary	Bonus Percentage
Michael J. Barrist President & Chief Executive Officer	$784,982	100%
John R. Schwab Executive Vice President, Finance, Chief Financial Officer and Treasurer	$345,104	75%
Joshua Gindin, Esq. Executive Vice President and General Counsel	$384,074	75%
Steven Leckerman Executive Vice President and Chief Operating Officer—Global Services	$646,313	100%
Steven L. Winokur Executive Vice President and Chief Administrative Officer	$441,308	100%